Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com

L-1 Identity Solutions Reports Fourth Quarter and Full Year 2009 Financial Results

Company Updates Financial Expectations for 2010

STAMFORD, CT. — February 10, 2010 — L-1 Identity Solutions, Inc. (NYSE: ID), a leading supplier of identity solutions and services, today announced financial results for the Company's fourth quarter and full-year ended December 31, 2009.

Revenue for the fourth quarter of 2009 increased to $160.2 million, in line with preliminary results announced January 6, 2010, compared to $147.5 million in the fourth quarter of 2008, an increase of $12.7 million. Organic revenue growth in the quarter represented a nine percent increase from the fourth quarter of 2008, driven by increased revenue from enrollment services, secure credentialing solutions, and government consulting services.

Gross margin in the fourth quarter of 2009 remained unchanged at 28 percent as compared to the fourth quarter of 2008.

Fourth quarter 2009 operating expenses as a percentage of revenue were 22 percent compared to 28 percent in the fourth quarter of 2008 (excluding asset impairments and merger related charges). This was due to integration activities in the secure credentialing and government services businesses, along with the ability to use engineering personnel on existing contracts.

Adjusted EBITDA for the fourth quarter of 2009, excluding certain items, was $25.3 million compared to $23.0 million in the same period in 2008. The increase was driven primarily by the performance of the secure credentialing division.

The Company’s loss for the fourth quarter was $0.5 million, or ($0.01) per diluted share, based on 86.2 million diluted shares outstanding. This included stock-based compensation expenses of $7.4 million and the effect of adopting new accounting standards (see footnote ‘Adoption of New Accounting Standards’). This compared to a loss of $549.6 million, or ($6.56) per diluted share, based on 83.8 million diluted shares outstanding in the fourth quarter of 2008 that included a $528.6 million non-cash impairment charge and an increase in the deferred tax valuation allowance of $48.0 million. Excluding stock-based compensation expenses of $7.4 million, the Company reported fourth quarter 2009 net income of $4.1 million, or earnings per share of $0.05. Excluding the non-cash impairment charge of $528.6 million and stock-based compensation expenses of $7.9 million, and the increase of the deferred tax valuation allowance of $48.0 million, 2008 net loss was $6.9 million, or earnings per share of ($0.08).

2009 Full Year Results

Revenue for the twelve months ended December 31, 2009 was $650.9 million compared with $562.9 million for the twelve months ended December 31, 2008, representing an increase of $88.0 million, or 16 percent. The increase reflects the acquisition of Digimarc in August 2008 and organic revenue growth of six percent.

Gross margin for 2009 was 29 percent compared to 30 percent for 2008.

Operating expenses as a percentage of revenue decreased to 24 percent for the twelve months ended December 31, 2009 from 27 percent for the same period in 2008 (excluding asset impairments and merger related charges). This was due to cost reductions resulting from integration activities in the secure credentialing and government services businesses, along with the ability to use engineering personnel on existing contracts.

Adjusted EBITDA for 2009, excluding certain items, was $97.2 million compared to $83.2 million for 2008, an increase of $14.0 million or 17 percent. The increase reflects the August 2008 acquisition of Digimarc and growth in government consulting services.

Unlevered free cash flow for 2009 was $35.5 million compared to $47.0 million in 2008, reflecting higher capital expenditures from new State contract awards in the secure credentialing division.

The Company’s loss for the year was $4.2 million, or ($0.05) per diluted share, based on diluted weighted average shares outstanding of 85.5 million that included stock-based compensation of $23.7 million. This compared to a 2008 loss of $551.6 million, or ($7.12) per diluted share, based on diluted weighted average shares outstanding of 77.5 million that included a $528.6 million non-cash impairment charge, an increase in the deferred tax asset valuation allowance of $48.0 million, stock-based compensation of $18.1 million, and the effect of adopting new accounting standards (see footnote ‘Adoption of New Accounting Standards’). Excluding stock-based compensation of $23.7 million, the Company had 2009 net income of $10.7 million, or earnings per share of $0.12. Excluding the non-cash impairment charge of $528.6 million, the deferred tax asset valuation allowance of $48.0 million and stock based compensation of $18.1 million, the 2008 net loss was $2.7 million, or earnings per share of ($0.03).

Backlog at December 31, 2009 increased to approximately $1.3 billion from $1.1 billion as of December 31, 2008. Backlog includes funded backlog and firm customer orders for which funding are not contractually obligated. Approximately 87 percent of revenue for 2010 is expected to come from backlog.

“Year-over-year growth in sales and profitability was achieved by each L-1 division in 2009, a significant accomplishment in this challenging economic climate, made possible in part by the ability to work effectively as independent business units and coming together to present an integrated solution on opportunities where it gives us competitive advantage to do so,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “Biometrics are increasingly playing a more pivotal role in our secure credentialing and enrollment services customer engagements. Technological innovations within our various business units are enabling L-1 franchises to play a more important role in large scale global identity programs, such as de-duplicating the largest iris database in the world, controlling access to global ports and international airports, and facilitating a new form of automated border crossing in Europe. The strategic investments we continue to make across our business units are enhancing our ability to deliver results today and we believe will help us capture an even larger set of opportunities in the future.”

Fourth Quarter and Full Year 2009 Business Highlights

Secure Credentialing Solutions

•
L-1 was awarded 19 of 20 competitive credentialing procurements and booked approximately $289.0 million in global Driver's License (DL) extensions and new contracts in 2009. Additionally, 2009 contracts had a price-per-card increase of on average 50 percent over prior year periods due the inclusion of more value-added services and security technologies as part of the credential issuance process.

•
New self service kiosks and many value-added services were introduced, designed to generate revenue independent from, and additive to, the monies generated from State driver's license production contracts. The kiosks also represent an opportunity for L-1 to pursue a new form of recurring revenue.

•
Department of Motor Vehicles across the U.S. are increasingly turning to L-1 to enhance their issuance systems and establish a more secure end-to-end process around infrastructure, business processes and the driver's license document.

-	Revenue from online skills testing grew in excess of 68 percent year-over-year in 2009.
-	Workflow re-engineering and upgrades to ID card structures and features are growing in demand.
-	Facial recognition technologies are used today in 31 States to prevent persons from establishing duplicate identities.
-	Document authentication is used in 11 States as part of the driver's license issuance process and is deployed in hundreds of sites worldwide.
•
The Department of State reiterated its commitment to L-1 with a five-year sole source contract award for U.S. Passport printing valued at up to $195.0 million and continued to enhance Passport Cards and Border Crossing Cards produced by L-1.

•	International demand continued to build with significant opportunities for large scale National and Voter ID programs in Latin America, Africa, India and the Middle East.
•	L-1 was recently named the exclusive provider as part of the Alclear LLC winning bid for Verified Identity Pass (VIP) assets.

Biometric Solutions

•
As part of the division’s revenue, more than $95.0 million of combined software and hardware solutions was delivered to customers during 2009. Of that, $13.0 million was from contracts where L-1 is acting as the Prime on large scale international identity management programs in the Middle East and Latin America.

•	The outlook on biometric opportunities remains positive and L-1’s pipeline of prospective biometric opportunities grew 27 percent in 2009 to $345.0 million.
•	Product development highlights included:
-	A new eGate solution from L-1 was deployed at the Frankfurt International Airport to facilitate self service border crossing for ePassport holders using L-1 facial recognition.
-
Development was completed for a new middleware platform in partnership with European customers that enable HIIDE to integrate with disparate identification systems used by foreign Defense Ministries in NATO countries.

-
L-1 introduced a next generation technology that transformed the access control device into a smart security appliance for commercial and government customers. New indoor and outdoor access control devices built on the new technology are successfully deployed today, including at several international airports for personnel access control and in several U.S. port project evaluations.

-	A new live scan fingerprint solution, Agile TP, was introduced for high-volume civil identification programs. Shipments began in 2009 to a new program in Bolivia.
•	Customers continue to validate L-1’s state-of-the-art software and technologies, relying upon it for critical identity management projects in civil and criminal applications globally.
-
Facial recognition technology from L-1 was incorporated into the U.S. Passport program in 2009, an extension beyond its current use in the U.S. Visa program (the largest facial database in the world with more than 80 million records).

-
A Middle Eastern customer is expanding its contract with L-1 to take advantage now of system integration capabilities and customized functionality made possible through technological advances in HIIDE 5 (to be released later in the year).

-
The Department of Defense (DoD) next generation ABIS system is running 28 times faster, operating on $4.1 million less hardware, and finding hundreds of thousands more matches than the legacy DoD system according to recent DoD reports.

-	L-1 iris technology is performing nearly half a billion cross-comparisons per second in India as part of the largest iris database in the world.
-
New contracts were secured for facial recognition with customs police, narcotics and e-passport customers across Asia Pacific, as well as multi-modal search technology for civil and criminal applications in Canada, Qatar, Egypt, New Zealand, Mexico and the UK.

-	Several States are upgrading systems to the next generation of L-1 technology. This includes Indiana’s upgrade of hardware in its L-1 criminal booking system in a contract not yet announced.

Enrollment Services

•
Revenue growth exceeded 47 percent for the year as compared to the prior year period. Growth is coming in part from new contracts, such as those in New York and Indiana, which encompass more than 170 sites and dozens of Agencies. Growth is also occurring through the expansion of existing contracts such as in Texas where 688,000 applicants were printed in 2009, a 29 percent increase over the prior year.

•	The L-1 centers processed more than two million people in 2009, an increase of more than 30 percent over 2008.
•	With more than 1,000 centers in operation today, the division has built a superior and scalable network capable of expanding to capitalize on new revenue opportunities such as:
-	Expanding beyond fingerprints to capture additional biometrics.
-	Performing background checks for non-employment licenses, such as handgun permits.
-	Servicing more than 5,000 schools and school districts throughout the U.S. with customers across State Agencies, public school districts, private schools, colleges and universities.
-	Serving the healthcare community by processing checks required for nurses, doctors, home health care and nursing facility workers and more.
-
Supporting individuals requiring Financial Industry Regulatory Authority (FINRA) registration and others employed as mortgage brokers, insurance agents and in other positions within financial services.

•
The sophisticated infrastructure behind L-1’s network enables the centers to seamlessly support local, State and Federal enrollments, ranging from checks against a State AFIS (Automated Fingerprint Identification System) to processing directly through the FBI channel.

-	Approximately one-third of all L-1 centers process applicants for Federal programs (TWIC, HAZPRINT).
-	L-1 is one of only 15 approved FBI channels.
•
The TWIC program was fully transitioned to L-1 from its partner at the end of 2009. L-1 expects the program to continue to grow as new initiatives are added to print other transportation-related employees.

Government Consulting Services

•	L-1 is playing an important role in government contracts related to transportation issues and Homeland Security.
•	L-1 benefited from the emergence of cyber security related initiatives and renewed demand for counterterrorism technologies across the intelligence community throughout the year.
-
L-1 is on several cybersecurity related task orders and provides direct support to customers under the Comprehensive National Cybersecurity Initiative (CNCI) and other established Information Assurance (IA) programs.

-
Headcount continues to grow in all areas of cybersecurity, including operational Computer Security Incident Response Center (CSIRC)/Computer Emergency Response Team (CERT) analytic support, Computer Network Defense (CND) strategy & tactics, and IA architecture development and policy analysis.

Liquidity and Capital Resources

At the end of Q4 2009, the total principal amount of debt outstanding was $463.6 million which includes $175.0 million of convertible notes, $282.1 million in bank term loans, and $6.5 million in other debt. Total debt outstanding reflects principal payments of $15.1 million and the Company paid approximately $28.9 million in interest. In addition, L-1 paid $55.0 million in capital expenditures primarily for investments in new State contract awards from Secure Credentialing. The Company has an available revolving line of credit of $123.0 million, net of borrowings and letters of credit, subject to continuing compliance with the debt covenants.

Strategic Alternatives

L-1 has begun exploring strategic alternatives as previously announced. Further details will be provided on today’s conference call at 11:00 a.m. (ET).

Forward Looking Financial Expectations

“We continue to be optimistic that L-1 will receive the Department of Defense Enterprise License opportunity discussed on the January sixth call, however we are uncertain as to the timing of this award,” LaPenta said.

Given the volatility of earnings due to the Company’s reliance on domestic and international government contracts, L-1 is now setting financial expectations semi-annually.

Revenue for the first half of 2010 is expected to be in the range of $340.0 million - $350.0 million and Adjusted EBITDA of $42.0 million - $45.0 million.

L-1 is updating previous revenue expectations for the full-year ending December 31, 2010 to $740.0 - $760.0 million from $750.0 million - $775.0 million. Unchanged are expectations for organic growth of 10-15 percent, Adjusted EBITDA of $110.0 million - $120.0 million, and unlevered free cash flow of between $55.0 million - $65.0 million.

Capital expenditures are expected to be $60.0 million for 2010 as L-1 completes the build out of infrastructure required for new State driver’s license contract awards. The Company expects capital expenditures to decline significantly in 2011, which will result in a commensurate improvement in free cash flow.

Conference Call Information

The Company will host a conference call with the investment community to discuss operating results and outlook beginning at 11:00 a.m. (ET) today. The conference call will be available live over the Internet at the investor relations section of the L-1 website at http://ir.l1id.com/. To listen to the conference call, please dial (888) 562-3356, or (973) 582-2700 outside of the U.S., using passcode 50973179. A recording of the conference call will be available starting two hours after the completion of the call. To access the replay, please dial (800) 642-1687, or (706) 645-9291 outside the U.S., using passcode 50973179.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID) protects and secures personal identities and assets. Its divisions include Biometrics / Enterprise Access and Secure Credentialing solutions, as well as Enrollment and Government Consulting services. With the trust and confidence in individual identities provided by L-1, international governments, federal and state agencies, law enforcement and commercial businesses can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions has more than 2,200 employees worldwide and is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Footnotes and Defined Terms

Adoption of New Accounting Standards

As disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2009, the Company adopted the standard “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion” (Including Partial Cash Settlement) effective January 1, 2009. As required by that standard, its provisions were applied retroactively to all prior periods which resulted in an increase of the previously reported net loss for the twelve months ended December 31, 2008 from $548.7 million ($7.08) per share to $551.6 million ($7.12) per share and an increase in the reported net loss for the three months ended December 31, 2008 from $548.8 million ($6.55) per share to $549.6 million ($6.56) per share.

Organic Revenue Growth

Organic revenue growth represents the increase in revenues in the current period, expressed as a percentage. It excludes businesses acquired in 2008 for both 2008 and 2009.

Adjusted EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. See table “Reconciliation of Adjusted EBITDA to Net Loss” for more detail. Adjusted EBITDA is calculated by adding back to net income (loss) interest-net, income taxes, impairments of long-lived assets and goodwill, depreciation, amortization, stock-based compensation expense, including retirement plan contributions settled, or to be settled, in common stock. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies that also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as impairments of long-lived assets and goodwill, amortization, depreciation and stock-based compensation, as well as non-operating charges for interest-net and income taxes, investors can evaluate the Company's operations and can compare its results on a more consistent basis to the results of other companies. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense, impairments of long lived assets and goodwill, stock based compensation expense, including retirement plan contributions settled, or to be settled, in common stock and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. A reconciliation of Adjusted EBITDA to GAAP net income or loss is included in the enclosed schedule.

Unlevered Free Cash Flow

Unlevered free cash flow represents cash flow from operating activities, plus cash interest expenses and cash income taxes, less capital expenditures. L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, its ability to meet debt service requirements and making acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities.

Backlog

L-1's backlog represents sales value of firm orders for products and services not yet delivered and for long term executed contractual arrangements (contracts, subcontracts, and customer commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options expected to be exercised. L-1 may not realize the full amount of revenues reflected in backlog because L-1 is subject to the risks that clients may modify or terminate projects and contracts and may decide not to exercise contract options or the estimate of quantities may not materialize.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, availability of government funding for L-1's products and solutions, the unpredictable nature of working with federal, state and local government customers, the results of L-1’s exploration of strategic alternatives, and global financial economic and political conditions. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2008 and its Form 10-Q for the quarter ended September 30, 2009. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

ID-F

###

L-1 Identity Solutions
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008

Revenues	$160,163	$147,460	$650,937	$562,872
Cost of revenues:
Cost of revenues	113,890	99,094	450,873	370,182
Amortization of acquired intangible assets	2,021	6,617	8,446	24,687
Total cost of revenues	115,911	105,711	459,319	394,869
Gross profit	44,252	41,749	191,618	168,003
Operating expenses:
Sales and marketing	9,782	10,138	40,004	37,055
Research and development	3,051	6,705	20,730	25,244
General and administrative	22,607	23,729	93,855	86,721
Asset impairments and merger related expenses	-	529,683	-	529,683
Acquisition related expenses and amortization of intangible assets	466	544	1,895	3,068
Total operating expenses	35,906	570,799	156,484	681,771
Operating income (loss)	8,346	(529,050)	35,134	(513,768)
Interest income	3	82	120	288
Interest expense:
Contractual interest	(6,826)	(7,384)	(28,191)	(19,168)

Amortization of deferred financing costs, debt, discount, other	(2,776)	(2,775)	(13,130)	(8,726)
Other (expense) income, net	(122)	269	(394)	(260)
Loss before income taxes	(1,375)	(538,858)	(6,461)	(541,634)
(Benefit) provision for income taxes	(1,030)	10,703	(2,458)	9,960
Net loss before non-controlling interests	(345)	(549,561)	(4,003)	(551,594)
Net income attributable to non-controlling interest	(195)	-	(195)	-
Loss attributable to L-1 Identity Solutions	$(540)	$(549,561)	$(4,198)	$(551,594)
Loss per share:
Basic	$(0.01)	$(6.56)	$(0.05)	$(7.12)
Diluted	$(0.01)	$(6.56)	$(0.05)	$(7.12)
Weighted average shares outstanding:
Basic	86,165	83,835	85,516	77,518
Diluted	86,165	83,835	85,516	77,518

L-1 Identity Solutions
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$6,624	$20,449
Accounts receivable, net	116,353	105,606
Inventory, net	29,384	34,509
Deferred tax asset, net	11,514	11,101
Other current assets	9,249	9,628
Total current assets	173,124	181,293
Property and equipment, net	115,500	81,268
Goodwill	889,814	890,977
Intangible assets, net	102,375	108,282
Deferred tax asset, net	26,733	23,609
Other assets, net	16,279	24,392
Total assets	$1,323,825	$1,309,821
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$110,089	$118,109
Current portion of deferred revenue	19,890	16,998
Current maturity of long-term debt	27,062	19,256
Other current liabilities	6,680	2,559
Total current liabilities	163,721	156,922
Deferred revenue, net of current portion	6,676	13,323
Long-term debt	419,304	429,235
Other long-term liabilities	3,663	1,861
Total liabilities	593,364	601,341
Total shareholders' equity	730,461	708,480
Total liabilities and shareholders' equity	$1,323,825	$1,309,821

L-1 Identity Solutions
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Cash Flow from Operating Activities:
Net loss	$(540)	$(549,561)	$(4,198)	$(551,594)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,717	15,040	37,129	49,412
Stock-based compensation costs	7,441	7,918	23,665	18,064
(Benefit) provision for non-cash income taxes	(1,030)	8,327	(2,458)	7,548

Amortization of deferred financing costs, debt discount and other	1,791	2,775	12,145	8,726
Tax effect of stock option exercises	-	(651)	-	(651)
Asset impairments	-	528,577	-	528,577
Other	128	187	128	349

Change in operating assets and liabilities, net of effects of acquisitions	(4,548)	564	(5,710)	(7,664)
Net cash provided by operating activities	12,959	13,176	60,701	52,767

Cash Flow from Investing Activities:
Acquisitions and related costs, net of cash acquired	(521)	(2,370)	(3,749)	(320,480)
Capital expenditures	(16,569)	(9,652)	(54,992)	(22,523)
Additions to intangible assets	(1,394)	(1,878)	(7,545)	(7,963)
Increase in restricted cash	107	68	40	47
Net cash used in investing activities	(18,377)	(13,832)	(66,246)	(350,919)

Cash Flow from Financing Activities:
Net (repayments) borrowings	253	(3,885)	(10,221)	206,188
Debt and equity issuance costs	14	(134)	(808)	(14,033)
Issuances of stock and other	583	887	2,408	124,826
Repurchase of common stock	-	-	-	(6,161)
Net cash (used in) provided by financing activities	850	(3,132)	(8,621)	310,820
Effect of exchange rate changes on cash and cash equivalents	141	(482)	341	(422)
Net increase (decrease) in cash and cash equivalents	(4,427)	(4,270)	(13,825)	12,246
Cash and cash equivalents, beginning of period	11,051	24,719	20,449	8,203
Cash and cash equivalents, end of period	$6,624	$20,449	$6,624	$20,449
Supplemental Cash Flow Information:
Cash paid for interest	$9,286	$9,281	$28,943	$15,599
Cash (received) paid for income taxes	$(166)	$46	$849	$1,163
Non-cash Transactions:
Common stock issued and options assumed in connection with acquisitions	$-	$-	$-	$36,570
Warrants issued for patent	$-	$-	$-	$1,305

L-1 Identity Solutions
Reconciliation of Adjusted EBITDA to Net Loss
(In thousands)
(Unaudited)

Historical Periods	For the Quarter Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008

Net loss	$(540)	$(549,561)	$(4,198)	$(551,594)

Interest expense, net	9,599	10,077	41,201	27,606
Depreciation and amortization	9,717	15,040	37,129	49,412
Stock-based compensation expense	7,441	7,918	23,665	18,064
Asset impairments	-	528,577	-	528,577
Provision (benefit) for income taxes	(1,030)	10,703	(2,458)	9,960
Adjusted EBITDA	$25,187	$22,754	$95,339	$82,025

Provision for Registered Traveler (RT) contract	-	-	1,183	-
Merger related expenses	-	225	-	1,106
Acquisition related costs	156	18	662	72

Adjusted EBITDA, excluding certain items	$25,343	$22,997	$97,184	$83,203

Prospective Periods	Six Months Ended	Full Year Ending
	June 30, 2010	Dec. 31, 2010

Net Income (loss)	$(7,000) – (5,000)	$2,000 - 8,000

Interest expense, depreciation & amortization and stock-based compensation	51,000	105,000
Provision (benefit) for income taxes	(2,000) – (1,000)	3,000 - 7,000

Adjusted EBITDA	$42,000 - 45,000	$110,000 - 120,000

L-1 Identity Solutions
Unlevered Free Cash Flow
(In thousands)
(Unaudited)

Historical Periods	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Cash flow from operating activities	$12,959	$13,176	$60,701	$52,767
Interest paid, net	9,286	9,281	28,943	15,599
Taxes	(166)	46	849	1,163
Capital expenditures	(16,569)	(9,652)	(54,992)	(22,523)

Unlevered free cash flow	$5,510	$12,851	$35,501	$47,006

Prospective Periods	Year Ending
Dec. 31, 2010
Cash flow from operating activities	$82,000 - 92,000
Interest paid, net	30,000
Taxes	3,000
Capital expenditures	(60,000)

Unlevered free cash flow	$55,000 - 65,000